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                                                                      Exhibit 40

                             VARIABLE ANNUITY RIDER

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is the date this Rider is issued and made part of the Contract. Except where this Rider provides otherwise, it is subject to all of the conditions and limitations of the Contract (including any attachments to the Contract).

This Rider guarantees that the Owner may withdraw an amount up to the Annual Withdrawal Limit (AWL), each Benefit Year until the Guaranteed Withdrawal Balance (GWB) is depleted. The GWB is the total guaranteed amount available for future periodic withdrawals. Determination of the GWB and the AWL are described below.

For purposes of this Rider, the term "Withdrawal" means the gross amount of the withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment.

A Benefit Year will be the 12 month period from one anniversary of the Rider Effective Date (including the Rider Effective Date) until the next anniversary unless the Owner elects to reset the GWB. Anytime the Owner elects to reset the GWB the Benefit Year will restart and will then be the 12 month period from one anniversary of the GWB reset (including the effective date of the GWB reset) until the next anniversary.

[Subaccount Allocation Plan

[While this Rider is in effect the full Contract Value must be allocated to the Fixed and/or Variable Sub-account(s) according to a Subaccount Allocation Plan approved by LNL. The Contract Value will be automatically rebalanced each calendar quarter according to the Subaccount Allocation Plan then in effect. The Owner may reallocate the full Contract Value from the current Subaccount Allocation Plan to another Subaccount Allocation Plan approved by LNL. Notice of the reallocation, in a form acceptable to LNL, must be sent to LNL. The reallocation will be effective on the next Valuation Date following receipt of the request.]

[LNL reserves the right to add or modify Subaccount Allocation Plans. If the Subaccount Allocation Plan selected by the Owner is modified by LNL, the Owner will be notified in writing at least [14] days prior to the Valuation Date the modification to the Subaccount Allocation Plan will occur. With notice to LNL in signed writing or another manner approved in advance by LNL, the Owner may reallocate the full Contract Value from the modified Subaccount Allocation Plan to another available Subaccount Allocation Plan, if any, approved by LNL.]

[While this Rider is in effect the full Contract Value may only be allocated to the Fixed and /or Variable Sub-account(s) available for use with this Rider.]]

Guaranteed Withdrawal Balance (GWB)

The GWB is subject to a maximum of [$5,000,000]:

     On the Rider Effective Date

     If this Rider Effective Date is on the Contract Date, then the GWB equals the [Net] Purchase Payments [plus any Bonus Credit]; otherwise the GWB will be equal to [100%] of the Contract Value on the Rider Effective Date.

     Additional [Net] Purchase Payments

     Upon receipt of a [Net] Purchase Payment after the Rider Effective Date, the GWB will be recalculated to equal the sum of the GWB immediately prior to receipt of the additional [Net] Purchase Payment [and Bonus Credit], plus 100% of the additional [Net] Purchase Payment [and Bonus Credit].
     LNL reserves the right to restrict additional Purchase Payments.

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     Withdrawals

     Each Withdrawal from the Contract will reduce the GWB. Upon each Withdrawal from the Contract:

          if the cumulative dollar amount withdrawn (including the current Withdrawal) from the Contract in the Benefit Year is less than or equal to the AWL, the GWB will be reduced by an amount equal to the Withdrawal; otherwise, the GWB will be reduced to the lesser of:

            a. the Contract Value immediately following the Wwithdrawal, or
            b. the GWB immediately prior to the Withdrawal less the amount of the Withdrawal,

          but not less than zero.

     Election to Reset the GWB

     On or after the later of:

            a. the [fifth] anniversary of the Rider Effective Date, or
            b. the [fifth] anniversary of the most recent reset of the GWB,

     the Owner may elect to reset the GWB , however, any reset of the GWB must be elected prior to the Owner's age [75]. Notice of the election, in a form acceptable to LNL, must be sent to LNL. The reset of the GWB will be effective on the next Valuation Date following receipt of the request. On that date, the GWB will be reset to equal the lesser of the Contract Value on the Valuation Date of the GWB reset or [150%] of the GWB on the Rider Effective Date plus any subsequent [Net] Purchase Payments [and Bonus Credits] made after the Rider Effective Date. After resetting the GWB, any subsequent [Net] Purchase Payments [and Bonus Credits] or Withdrawals will continue to adjust the GWB as described above.

     Upon the death of the Owner, if the surviving spouse becomes the Owner the surviving spouse may elect a reset of the GWB, under the same conditions as described in the previous paragraph, prior to the next available reset date. Once the surviving spouse as Owner elects to reset the GWB, another election to reset the GWB may not be made until on or after the [fifth] anniversary of that reset of the GWB.

     In the future, LNL may restrict resets of the GWB to anniversaries of the Rider Effective Date. In such event, notification, in a form acceptable to LNL, of the Owner's election to reset the GWB must be received by LNL [15] days prior to the Rider anniversary.

     LNL may modify the charge for this Rider if the Owner elects to reset the GWB. (see Rider Charge for details).


Annual Withdrawal Limit (AWL)

     On the Rider Effective Date

     On the Rider Effective Date, the AWL will be equal to [7%] of the GWB.

     Additional [Net] Purchase Payments

     If an additional [Net] Purchase Payment is received, the AWL will be recalculated and will equal the sum of [7%] of the additional [Net] Purchase Payment [and Bonus Credit] plus the AWL immediately prior to receipt of the additional [Net] Purchase Payment [and Bonus Credit].

     Withdrawals

     Upon each Withdrawal from the Contract:

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     if the cumulative dollar amount withdrawn (including the current
     Withdrawal) from the Contract in the Benefit Year is less than or equal to the AWL, the AWL will remain unchanged; otherwise, the AWL will be the lesser of:

         a. the AWL immediately prior to the Withdrawal; or
         b. the greater of [7%] of the GWB immediately following the Withdrawal or [7%] of the Contract Value immediately following the Withdrawal.

     If the Contract Value is reduced to zero on a Valuation Date as a result of a Withdrawal and on that Valuation Date the GWB remains greater than zero, then the remaining GWB will be paid to the Owner under the Guaranteed Withdrawal Benefit Annuity Payment Option below.

     Reset of the AWL

     If the Owner elects to reset the GWB, then the AWL will be reset on the reset day to equal the greater of:

            a. the AWL immediately prior to the reset of the GWB; or
            b. [7%] of the reset GWB.


Guaranteed Withdrawal Benefit Annuity Payment Option

In addition to the Annuity Payment Options available under the Contract, the following Annuity Payment Option may be elected by the Owner under this Rider.

Under the Guaranteed Withdrawal Benefit Annuity Payment Option, the Owner is entitled to receive payments of a fixed dollar amount for a fixed number of payments. The actual number of payments that will be made is determined, on the election date of this Option; by dividing the GWB by the AWL (this may necessitate a partial final payment). The total annual amount payable under this option will equal the AWL (except for any partial final payment), but will not exceed the current GWB. This annualized amount will be paid over the determined number of payments to the Owner on a modal basis elected by the Owner. The mode must be one offered by LNL at that time, but will be no less frequently than annually. If death occurs before all of the fixed number of payments have been made, the remaining payments will be made to the Beneficiary.

This Annuity Payment Option may be elected by the Beneficiary of the Contract. If this Annuity Payment Option is elected when multiple Beneficiaries are designated under the Contract, each Beneficiary will share in the proceeds in proportion to the applicable designated Beneficiary percentage.

This Annuity Payment Option may not be available if this Rider is attached to a Contract issued to qualify under Section 401, 403, 408, or 457 of the Code. For such Contracts, this Annuity Payment Option will be available only if the fixed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective.

Death of the Owner

Upon the death of the Owner, if no settlement option has been elected by the Beneficiary, then payments will be made over the life expectancy of the Beneficiary and payments will begin no later than one year following the date of the Owner's death.

Rider Charge

The annual Rider Charge is [1.00%], subject to a guaranteed maximum charge of [1.00%]. Prior to the Annuity Commencement Date, an amount equal to the quarterly Rider Charge multiplied by the GWB will be deducted from the Contract Value every third month following the Rider Effective Date. The Rider Charge will be deducted from each Variable Subaccount and any Fixed Account on a pro-rata basis. The quarterly Rider Charge is the annual Rider Charge divided by four.

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The Rider Charge may change if the Owner elects to reset the GWB. However, the
Rider Charge will never exceed the lesser of the maximum Rider Charge or the Rider Charge currently offered for this same benefit under newly issued Riders. If the Owner never elects to reset the GWB, the Rider Charge established on the Rider Effective Date will never increase. The Rider Charge will be discontinued upon the Annuity Commencement Date or termination of the Rider as described below.

Rider Charge Waiver

Beginning with the date of each quarterly Rider Charge deduction after the later of:

     a.  the [fifth] anniversary of the Rider Effective Date, or
     b.  the [fifth] anniversary of the most recent reset of the GWB,

the Owner will be eligible for the Rider Charge Waiver.

On the date of each quarterly Rider Charge for which the Owner is eligible for the Rider Charge Waiver, LNL will compare the total Withdrawals from the Contract since the later of the Rider Effective Date or the date of the most recent reset of the GWB to the Waiver Withdrawal Limit (WWL). If the total Withdrawals from the Contract as of that date are less than the WWL, then LNL will waive the deduction of that quarterly Rider Charge. If the total Withdrawals from the Contract as of that date are greater than the WWL, then LNL will not waive the deduction of that quarterly Rider Charge.

The WWL will be equal to [10%] of the sum of:

     a. the GWB on the Rider Effective Date or on the most recent date of the reset of the GWB, and
     b. [Net] Purchase Payments [and Bonus Credits] made subsequent to the Rider Effective Date or the most recent GWB Reset date.

[Waiver of CDSC

If the cumulative dollar amount withdrawn (including the current withdrawal) from the Contract in the Benefit Year is less than or equal to the AWL, no CDSC will apply to the amounts withdrawn; otherwise, the excess of the withdrawn amounts over the AWL will be subject to charges to the extent that the total amount in the Contract Year exceeds the Free Withdrawal Amount for that year.]

Rider Termination

The Owner may terminate this Rider at any time a reset of the GWB may be elected. Notice of the termination, in a form acceptable to LNL, must be received by LNL. This Rider will automatically terminate on the Annuity Commencement Date or upon the last payment of the GWB. Upon effective termination of this Rider, the benefits and charges within this Rider will terminate. A pro-rata amount of the Rider Charge will be deducted upon termination of this Rider or surrender of the Contract.

Contract Surrender

The Owner may surrender the Contract at any time for the surrender value.

             Signed for The Lincoln National Life Insurance Company



                        /s/ Mark E. Reynolds

                           Mark E. Reynolds
                           SVP & Chief Administrative Officer

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